Exhibit 2.1

Certificate Number	For	Shares issued to

of			Dated

Certificate Number	Gaming Ventures plc 117177C	Number of Shares

This is to certify that

of		is

the registered Proprietor of Ordinary		shares

of	£0.0001	each, in the above named Company, Subject to the Memorandum and Articles of Association of the

Company.

Director	Director	Secretary